Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

GERMANTOWN, MD, August 10, 2020 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended June 30, 2020.

Recent Highlights & Accomplishments:

•	Reduced net loss by $23.6 million to $7.5 million in the second quarter of 2020, from the prior year period, due to the execution of cost reduction actions and streamlined operational focus deployed in late March 2020
•	Continued efforts to support existing patients and progress with anticipated submission to the FDA of the up to 180-day Eversense product in the U.S. in the third quarter
•	Formed strategic collaboration with Ascensia Diabetes Care (Ascensia), a KKR portfolio company and leading global manufacturer and distributor of self-monitoring blood glucose devices to over 10 million world-wide diabetes patients, through a collaboration and commercialization agreement concurrent with additional financing
o	Collaboration and Commercialization Agreement – Ascensia and Senseonics entered into an agreement to collaborate to maximize the value of Eversense in the worldwide market. Senseonics will remain focused on product development and manufacturing, including regulatory submissions, approvals and registrations, and Ascensia will assume sales, marketing, market access, patient and provider onboarding and customer support. Ascensia will obtain exclusive worldwide distribution rights upon launch of the 180-day Eversense product in the U.S. and the expiration of Senseonics’ current international distribution agreements in other markets. The parties will jointly share in net revenues as consideration for each party’s contributions to the success and growth of Eversense.
o	Financing Agreements – Senseonics has agreed to issue $35 million through of senior secured convertible notes to Ascensia’s parent company, PHC Holdings Corporation. The agreement also provides Senseonics the option to sell and issue convertible preferred equity to PHC Holdings Corporation in the amount of up to $15 million following receipt of FDA approval for the 180-day Eversense product in the U.S. and receipt of any required shareholder approval required by the NYSE American listing rules.
o	Senseonics has also signed an agreement to issue up to $30 million in convertible preferred equity to Masters Special Situations, LLC and affiliates thereof (“MSS”). The funding will take place in up to two closings, with the initial 10% expected to close on or about August 14, 2020. MSS has an option to purchase the balance of the $30 million of convertible preferred equity in a subsequent closing that would be expected to occur within the next three months, subject to the receipt of stockholder approval.
•	On August 3, 2020 the Centers for Medicare and Medicaid Services (CMS) released its Calendar Year (CY) 2021 Medicare Physician Fee Schedule Proposed Rule that announces proposed policy changes for Medicare payments, including the proposed establishment of national payment amounts for the three CPT© Category III codes describing the insertion (CPT 0446T), removal (0447T), and removal and insertion (0048T) of an implantable interstitial glucose sensor, which describes the Eversense CGM system. Currently, Eversense is contractor-priced by the Medicare Administrative Contractors (MACs).

“Our second quarter results demonstrate significant expense and cash burn reductions resulting from our suspended commercial operations and other cost reduction initiatives. We continue to support our installed base of users efficiently in anticipation of the 180-day Eversense product submission and subsequent planned launch in the U.S. early in 2021, if approved. At this point over 75% of our users are on at least their second sensor, where we continue to see a high level of patient engagement as people with diabetes are keenly focused on their healthcare during these times. Anticipated revenue headwinds were caused by our reduced commercial operations and early in the quarter impacts of the COVID-19 pandemic,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Moving forward we are in a stronger position to help patients with diabetes. Our collaboration with Ascensia represents a mutual commitment to penetrating the CGM market with Eversense and the next phase of growth for Senseonics. In addition, building upon our success with the MACs, CMS has included a national payment amount for implantable CGMs in the proposed 2021 physician fee schedule as a medical benefit, which could lead to access to Eversense for millions of Medicare recipients. We are very excited about the opportunity ahead of us.”

Anticipated Key Milestones:

Q3 2020 – Submit 180-day Eversense product to FDA for approval with reduced calibration

Q3 2020 – Shareholder meeting to approve future financings

Q4 2020 – Restart of US Sales and Marketing activities in the U.S. with Ascensia

Q1 2021 – Proposed Medicare National Payment Schedule Implementation

Q1 2021 – Initiation of O.U.S. commercial activities by Ascensia

Q1 2021 – Expected decision on approval of 180-day Eversense product by FDA

H1 2021 – Planned IDE approval of 365-day Eversense clinical trial by FDA, including pediatric population

H2 2021 – Planned enrollment of 365-day Eversense clinical trial by FDA, including pediatric population

Second Quarter 2020 Results:

In the second quarter of 2020, revenue was reduced due to the temporary suspension of commercial operations in March in the U.S. after the repayment of the Solar Capital loan, as well as the effects of temporary patient deferments resulting from the pandemic. Total net revenue for the quarter was $261 thousand compared to total net revenue of $4.6 million for the second quarter of 2019. U.S. net revenue was $206 thousand after accounting for gross to net adjustments. Net revenue outside the U.S. was $55 thousand due to the deferral of orders by Roche. Gross revenue for the second quarter of 2020 was $165 thousand.

Second quarter 2020 gross profit increased by $3.4 million year-over-year, to ($1.1) million.

Second quarter 2020 sales and marketing expenses decreased by $11.0 million year-over-year, to $3.1 million. The decrease was primarily due to the recent changes in commercial activities.

Second quarter 2020 research and development expenses decreased by $6.7 million year-over-year, to $3.8 million. The decrease was primarily driven by lower clinical study costs and personnel related expenses.

Second quarter 2020 general and administrative expenses decreased by $1.0 million year-over-year, to $4.4 million. The decrease was primarily due to a decline in personnel related expenses, legal fees and other administrative costs.

Net loss was $7.5 million, or $0.03 per share, in the second quarter of 2020, compared to $31.1 million, or $0.17 per share, in the second quarter of 2019.

As of June 30, 2020, cash, cash equivalents and restricted cash were $21.6 million and outstanding indebtedness was $106.4 million.

The company anticipates annualized cash burn will be below $60 million. If the company closes the full amount of potential financings as announced as part of these agreements, the company expects to be able to fund its operations through 2021.

Conference Call and Webcast Information

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 10, 2020, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 877-883-0383 Entry Number: 7703001 International dial in: 412-902-6506	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Non-GAAP Financial Measures

In accordance with U.S. GAAP, Senseonics reports revenue in its financial statements on a net basis, which takes into account gross to net reductions resulting from discount programs, such as the Eversense Bridge Program. To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP and present total revenue, net, Senseonics is also providing investors with gross revenue. These measures do not reflect the gross to net reductions from these discount programs and, accordingly, may be considered to be non-GAAP financial measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and Senseonics’ non-GAAP measures may be different from non-GAAP measures used by other companies.

Senseonics uses these non-GAAP financial measures for financial and operational decision-making. Senseonics’ management believes that these non-GAAP financial measures provide meaningful supplemental information regarding Senseonics’ performance and provide better transparency on the impact of reimbursement and the Eversense Bridge Program. Senseonics believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Senseonics’ performance and when planning, forecasting, and analyzing future periods. For more information on these non-GAAP financial measures, please see the reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures at the end of this press release.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the potential benefits of the Ascensia commercialization and collaboration agreement, potential coverage decisions, the potential impact or meaning of coverage decisions, including without limitation making Eversense available, claim adjudication, and the potential life-enhancing benefits Eversense offers people with diabetes, the potential FDA Premarket Approval application for the 180-day Eversense product, the timing of future milestones, including dates of enrollment for clinical trials, dates of regulatory filings with the FDA and decisions by the FDA, the availability and closing of future financing, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, the necessity of receiving stockholder approval that will be required in order to raise all of the capital pursuant to the preferred stock and certain debt transactions described in this release, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Mirasol.panlilio@senseonics.com

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue, net	$216	$1,475	$247	$2,718
Revenue, net - related parties	45	3,132	50	5,312
Total revenue	261	4,607	297	8,030
Cost of sales	1,404	9,160	21,074	15,893
Gross profit	(1,143)	(4,553)	(20,777)	(7,863)

Expenses:
Sales and marketing expenses	3,142	14,179	14,287	27,013
Research and development expenses	3,796	10,504	11,159	17,612
General and administrative expenses	4,445	5,417	10,134	11,933
Operating loss	(12,526)	(34,653)	(56,357)	(64,421)
Other income , net:
Interest income	8	410	217	1,037
Loss on extinguishment of debt	(6,385)	—	(10,931)	—
Interest expense	(3,555)	(1,965)	(7,928)	(3,999)
Change in fair value of derivatives	15,238	4,889	25,549	6,961
Other (expense) income	(295)	245	(658)	(17)
Total other income, net	5,011	3,579	6,249	3,982

Net loss	(7,515)	(31,074)	(50,108)	(60,439)
Total comprehensive loss	$(7,515)	$(31,074)	$(50,108)	$(60,439)

Basic and diluted net loss per common share	$(0.03)	$(0.17)	$(0.24)	$(0.34)
Basic and diluted weighted-average shares outstanding	220,305,606	177,012,497	212,025,792	176,983,467

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,397	$95,938
Restricted cash	200	—
Accounts receivable	670	3,239
Accounts receivable - related parties	—	7,140
Inventory, net	4,150	16,929
Prepaid expenses and other current assets	5,688	4,512
Total current assets	32,105	127,758

Derivative assets	4,245	—
Deposits and other assets	2,716	3,042
Property and equipment, net	1,771	2,001
Total assets	$40,837	$132,801

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$106	$4,285
Accrued expenses and other current liabilities	12,174	18,636
Term Loans, net	—	43,434
2025 Notes , net	—	60,353
Total current liabilities	12,280	126,708

Long-term debt and notes payable, net	61,192	11,800
Derivative liabilities	5,075	664
Other liabilities	1,895	2,278
Total liabilities	80,442	141,450

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 230,551,676 and 203,452,812 shares issued and outstanding as of June 30, 2020 and December 31, 2019	231	203
Additional paid-in capital	483,615	464,491
Accumulated deficit	(523,451)	(473,343)
Total stockholders' deficit	(39,605)	(8,649)
Total liabilities and stockholders’ deficit	$40,837	$132,801

Senseonics Holdings, Inc.

Reconciliation of Total Revenue, Net to Gross Revenue

(in thousands)

	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2020
Revenue, net	$261	$297
Gross to net	(96)	1,892
reductions(additions)
Gross revenue	$165	$2,189

Senseonics Holdings, Inc.

Reconciliation of U.S. Revenue, Net to U.S. Gross Revenue

(in thousands)

	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2020
U.S. Revenue, net	$206	$230
Gross to net	(96)	1,892
reductions (additions)
U.S. Gross revenue	$110	$2,122